EXHIBIT 10.40

EXECUTIVE EMPLOYMENT AND NON‑COMPETITION AGREEMENT

AGREEMENT, dated as of the 11th day of March, 2011, by and between Fortegra Financial Corporation, a Delaware corporation (the “Company”), and Igor Best-Devereux, a resident of Salt Lake City, Utah (the “Executive”).
WHEREAS, the Company desires to engage the services of the Executive and the Executive desires to be employed by the Company;
WHEREAS, the Company desires to be assured that the unique and expert services of the Executive will be substantially available to the Company, and that the Executive is willing and able to render such services on the terms and conditions hereinafter set forth; and
WHEREAS, the Company desires to be assured that the confidential information and good will of the Company will be preserved for the exclusive benefit of the Company;
NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
Section 1.    Employment and Position. Subject to Section 2, the Company hereby employs the Executive as its Executive Vice President, and the Executive hereby accepts such employment under and subject to the terms and conditions hereinafter set forth.
Section 2.    Term. The term of employment under this Agreement shall begin on ________ __, 2011 (the “Effective Date”) and, unless sooner terminated as provided in Section 6, shall be for a rolling, three-year term (the “Term”) so that the initial term shall be three years and, on each anniversary of the Effective Date, the Agreement shall be renewed automatically for an additional year unless either party shall provide written notice to the other party not less than ninety (90) days prior to the anniversary of the Effective Date that it or he does not wish to so extend the Agreement. Upon delivery of such notice, the “Term” of this Agreement shall be the three years following the anniversary of this Agreement that next follows such notice and this Agreement shall terminate upon the expiration of such Term. Notwithstanding the foregoing, the “Term” shall terminate upon the termination of Executive's employment under Section 6.
Section 3.    Duties. The Executive shall perform services in a managerial capacity in a manner consistent with the Executive's position as Executive Vice President, subject to the general supervision of the Company's Chief Executive Officer. The Executive hereby agrees to devote his full business time and best efforts to the faithful performance of such duties and to the promotion and forwarding of the business and affairs of the Company for the Term.
Section 4.    Compensation. (a) Salary. In consideration of the services rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary (the “Base Salary”) as set forth in Schedule A. The Base Salary shall be paid in such installments and at such times as the Company pays its regular salaried executives and shall be subject to all necessary withholding taxes, FICA contributions and similar deductions. The Base Salary will be reviewed annually by the Chief Executive Officer of the Company. The Base Salary may be

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adjusted each year based on the recommendation and approval of the Chief Executive Officer of the Company, as approved by the Board of Directors.
(b)    Annual Bonus. During the Term, the Company from time to time shall pay the Executive an annual bonus (the "Annual Bonus"). The Annual Bonus shall be calculated as described in Schedule A hereto. Any compensation paid to the Executive as the Annual Bonus shall be in addition to the Base Salary, but shall be in lieu of participation in any other incentive, profit sharing or bonus compensation program which the Company currently maintains. All Bonus and benefit plans are subject to annual review and changes by the Company relative to key strategic objectives for the year.
The Annual Bonus to which the Executive is entitled pursuant to this Section, is referred to herein as the “Bonus.” The Bonus shall be paid to the Executive no later than March 15th following the fiscal year to which it relates. In order to be eligible to receive the Bonus, the Executive must remain employed on the last day of the fiscal year to which the Bonus relates. Notwithstanding the foregoing, if the Executive's employment is terminated earlier (i) due to death under Section 6.01, (ii) due to disability under Section 6.02, (iii) without Cause under Section 6.04, or (iv) for Good Reason under Section 6.06, then the Executive shall be entitled to receive a pro-rated portion of the entire Bonus earned by him, if any, as of the date of such termination pursuant to the terms and at the time set forth herein. The amount of any Bonus will be pro-rated for any year in which the Executive worked less than the entire year. However, in the event the Executive worked less than six (6) months of the year, Executive will not be entitled to any pro-rated Bonus for that year.
Executive agrees to return to the Company any bonus or other incentive based compensation as may be required by applicable law, rule or regulation governing the return or clawback of executive bonuses, or by Company policy adopted in order to comply with such applicable law, rule or regulation.
Section 5.    Benefits. In addition to the compensation detailed in Section 4 of this Agreement, the Executive shall be entitled to the following additional benefits:
Section 5.01.    Paid Vacation. The Executive shall be entitled to four (4) weeks paid vacation per calendar year, such vacation to extend for such periods and shall be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive's duties hereunder.
Section 5.02.    Insurance Coverage. During the Term, the Executive and/or the Executive's dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company to similarly-situated executives of the Company (including, without limitation, medical, dental and group life insurance plans and programs) to the extent applicable generally to other executives of the Company.
Section 5.03.    Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable and necessary expenses actually incurred by the Executive directly in connection with the business affairs of the Company and the performance of his duties

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hereunder, upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines or limitations provided by the Company from time to time. The Executive shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Company may establish from time to time. Except to the extent specifically provided however, the Executive shall not use Company funds for non-business, non-Company related matters or for personal matters.
Section 5.04.    Perquisites. During the Term, the Executive shall be entitled to perquisites, such as an automobile allowance, as set forth in Schedule A. All perquisites are subject to annual review and adjustment by the Company, subject to the recommendation and approval of the Chief Executive Officer.
Section 5.05.    Other Benefit Plans. During the Term, the Executive shall be entitled to participate in other incentive, savings, retirement, 401k, deferred compensation and pension plans, practices, policies and programs as determined by the Company from time to time.
Section 6.    Termination. This Agreement shall be terminated at the end of the Term or earlier as follows:
Section 6.01.    Death. This Agreement shall automatically terminate upon the death of the Executive and all rights of the Executive and his heirs, executors and administrators to compensation and other benefits shall cease, except that the compensation provided in Section 4 shall continue through the end of the month in which the Executive's death occurs.
Section 6.02.    Permanent Disability. In the event of any physical or mental disability of the Executive rendering the Executive substantially unable to perform his duties in any material respect hereunder for a period of at least 180 days out of any twelve-month period, this Agreement shall terminate automatically. Any determination of disability shall be made by the Company in consultation with a qualified physician or physicians selected by the Company and reasonably acceptable to the Executive. The failure of the Executive to submit to a reasonable examination by such physician or physicians shall act as an estoppel to any objection by the Executive to the determination of disability by the Company.
Section 6.03.    By the Company For Cause. The employment of the Executive may be terminated by the Company for Cause (as defined below) at any time effective upon written notice to the Executive. For purposes hereof, the term “Cause” shall mean that the Company has determined that any one or more of the following has occurred:
(a)    The Executive shall have been convicted of, or shall have pleaded guilty or nolo contendere to, any felony or any crime involving moral turpitude or misrepresentation;
(b)    The Executive shall have failed or refused to carry out the reasonable and lawful instructions of the Company (other than as a result of illness or disability) concerning duties or actions consistent with the Executive's position as Executive Vice President and such failure or refusal shall have continued for a period of ten (10) days following written notice from the Company;

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(c)    the Executive shall have breached any provision of Section 8 or 9 hereof; or
(d)    the Executive shall have committed any fraud, embezzlement, misappropriation of funds, misrepresentation, breach of fiduciary duty or other material act of dishonesty against the Company.
(e)    the Executive shall have engaged in any gross or willful misconduct resulting in a substantial loss to the Company or substantial damage to its reputation.
Notwithstanding the foregoing, the occurrence of the event specified in (c) above shall not constitute Cause unless the Company gives Executive written notice that such event constitutes Cause and the Executive thereafter fails to cure such event within thirty (30) days after receipt of such notice.
Section 6.04.    By the Company without Cause. The Company may terminate the Executive's employment at any time without Cause effective upon written notice to the Executive.
Section 6.05.    By the Executive Voluntarily. The Executive may terminate this Agreement at any time effective upon at least 30 days prior written notice to the Company.
Section 6.06.    By the Executive for Good Reason. The Executive may terminate this Agreement effective upon written notice to the Company for Good Reason. Such notice must provide a detailed explanation of the Good Reason. Any such termination shall be treated for purposes of this Agreement as a termination by the Company without Cause. For this purpose, the term “Good Reason” shall mean any of the following conditions: (i) the assignment to the Executive of any duties inconsistent in any substantial respect with the Executive's position, authority or responsibilities as contemplated by Section 1 of this Agreement or any duties which are illegal or unethical; (ii) any material failure to pay the compensation or benefits described in Sections 4 or 5 of this Agreement; or (iii) the relocation by the Company of the Executive's primary place of employment with the Company to a location not within a 50 mile radius of Salt Lake City, Utah. In order for Executive's resignation to constitute Good Reason, all of the following requirements must be satisfied: (1) the Executive must provide written notice of Good Reason to the Company's General Counsel within 90 days of the initial existence of one or more of the conditions giving rise to such Good Reason; (2) the Company must have the opportunity to remedy such conditions giving rise to Good Reason for 30 days following receipt of such notice; and (3) any resignation must occur within six months of the initial existence of one or more of the conditions set forth above.
Section 7.    Termination Payments and Benefits.
Section 7.01.    Voluntary Termination, Termination For Cause. Upon any termination of this Agreement either (i) voluntarily by the Executive or (ii) by the Company for Cause as provided in Section 6.03, all payments, salary and other benefits hereunder shall cease at the effective date of termination. Notwithstanding the foregoing, the Executive shall be entitled to receive from the Company (a) all Base Salary earned or accrued through the date the Executive's employment is terminated, (b) reimbursement for any and all monies advanced in connection

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with the Executive's employment for reasonable and necessary expenses incurred by the Executive through the date the Executive's employment is terminated and (c) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company, including any earned and accrued, but unused vacation pay, any Annual Bonus for a prior year provided the Executive was employed on December 31 of such year (all such payments and benefits, the “Accrued Benefits”). For purposes of this Agreement, Accrued Benefits shall not include any entitlement to Annual Bonus for the then current year, or any severance under any Company severance policy generally applicable to the Company's salaried employees.
Section 7.02.    Termination without Cause or for Good Reason. In the event that this Agreement is terminated by the Company without Cause, or by the Executive for Good Reason, the Executive shall be entitled to receive, as his exclusive right and remedy in respect of such termination, (i) his Accrued Benefits, (ii) as long as the Executive does not violate the provisions of Section 8 and Section 9 hereof, severance pay equal to the Executive's then current monthly Base Salary, payable in accordance with the Company's regular pay schedule, for twelve (12) months from the date of termination of employment (the “Severance”), (iii) at the times the Company pays its executive bonuses in accordance with its general payroll policies (but no later than April 15th following the fiscal year to which it relates), an amount equal to that portion of the Annual Bonus which but for his termination would have been earned by the Executive during the year of his termination (pro-rated based on a formula, the denominator of which shall be 365 and the numerator of which shall be the number of days during the year of his termination during which the Executive was employed by the Company on an active status) (the “Pro-Rated Bonus”) and (iv) the Executive and the Executive's family shall continue to be covered, upon the same terms and conditions as described hereinabove, by the same or equivalent medical, dental, and life insurance coverages as in effect for the Executive immediately prior to the termination of his employment, until the earlier of (A) the expiration of the period for which he receives severance pay pursuant to clause (ii) above or (B) the date the Executive has commenced new employment and has thereby become eligible for comparable benefits, subject to the Executive's rights under COBRA. The Severance will commence on the Company's first regular payroll that occurs on or following the 60th day after the Executive's Separation (as defined below) and, once it commences, will include any unpaid amounts accrued from the date of the Executive's Separation. For purposes hereunder, “Separation” means a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder), and Severance shall be payable only if and when a qualifying termination of employment also constitutes a Separation.
Section 7.03.    Termination due to Death or Permanent Disability. In the event that this Agreement is terminated due to the death or Permanent Disability of the Executive, the Executive, or his estate or designated beneficiary, as the case may be, shall receive (i) Accrued Benefits and (ii) the Pro-Rated Bonus. In addition, the Executive and his family shall continue to be covered for a period of one (1) year, upon the same terms and conditions as described hereinabove, by the same or equivalent medical, dental, and life insurance coverage as in effect for the Executive immediately prior to the termination of his employment because of death or Permanent Disability.

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Section 7.04.    Accrued Benefits. Notwithstanding anything else herein to the contrary, all Accrued Benefits to which the Executive (or his estate or beneficiary) is entitled shall be payable in cash promptly upon termination of his employment, except as otherwise specifically provided herein, or under the terms of any applicable policy, plan or program.
Section 7.05.    No Other Benefits. Except as specifically provided in this Section 7, the Executive shall not be entitled to any compensation, severance or other benefits from the Company or any of its subsidiaries or affiliates upon the termination of this Agreement for any reason whatsoever. Payment by the Company of all Accrued Benefits and other amounts and contributions to the cost of the Executive's participation in the Company's group health and dental plans that may be due to the Executive under the applicable termination provision of Section 6 shall constitute the entire obligation of the Company to the Executive.
Section 7.06.    Survival of Certain Provisions. Provisions of this Agreement shall survive any termination of employment if so provided herein or if necessary or desirable fully to accomplish the purposes of such provision, including, without limitation, the obligations of the Executive under Section 8 and 9 hereof. The obligation of the Company to continue to make payments to or on behalf of the Executive under Section 7 hereof (except for payment of the Accrued Benefits) is expressly conditioned upon the Executive's continued full performance of obligations under Section 8 and Section 9 hereof and execution of a waiver releasing claims against the Company in a form satisfactory to the Company (the “Release”). Such Release must become effective by its terms no later than 60 days after Executive's Separation (as defined below) (the “Release Deadline”). If the Executive revokes the Release, or it has not otherwise become effective by the Release Deadline, the Executive will not be entitled to any benefits other than the Accrued Benefits under Section 7 hereof. The Executive recognizes that, except as expressly provided in Section 7, no compensation is earned after termination of employment.
Section 7.07.    Public Statement of Termination. In the event the Executive's employment terminates for any reason, the Company and the Executive shall agree upon a public statement pertaining to the Executive's termination of employment, and the terms of said statement shall not be subject to subsequent modification by either party unless required by law; provided, however, that in the event the Company and the Executive are unable in good faith to agree on such a statement, the Company may make public statements as are necessary to comply with the law.
Section 7.08.    Limitation on Benefits on Termination. (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be treated as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986 as amended (the “Code”)), then such Payments will be reduced so that the Company will not make an “excess parachute payment.”
(b)    All determinations required to be made under this Section 7.08 and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent auditors or such other certified public accounting firm reasonably acceptable to the Executive as may be designated by the Company. The Payments shall be modified or reduced so

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that, using the assumptions of the accounting firm referred to herein, the Executive will receive the greatest economic benefit but no Payment shall be treated as an “excess parachute payment.” If more than one manner of reduction of payments or benefits is necessary to yield the greatest economic benefit, the payments and benefits shall be reduced pro rata.
(c)    This Section 7.08 shall be interpreted so as to avoid the imposition of excise taxes on the Executive under Section 4999 of the Code or the disallowance of a deduction to the Company pursuant to Section 280G(a) of the Code with respect to amount payable, or to be provided, under this Agreement. Notwithstanding the foregoing, in no event will any of the provisions of this Section 7.08 create, without the consent of the Executive, an obligation on the part of the Executive to refund any amount to the Company following payment of such amount.
Section 8.    Proprietary Information; Inventions in the Field.
Section 8.01.    Proprietary Information. In the course of service to the Company, the Executive will have access to confidential specifications, know-how, strategic or technical data, marketing research data, product research and development data, manufacturing techniques, confidential customer lists, sources of supply and trade secrets, all of which are confidential and may be proprietary and are owned or used by the Company, or any of its subsidiaries or affiliates. Such information shall hereinafter be called “Proprietary Information” and shall include any and all items enumerated in the preceding sentence and coming within the scope of the business of the Company or any of its subsidiaries or affiliates as to which the Executive may have access, whether conceived or developed by others or by the Executive alone or with others during the period of service to the Company, whether or not conceived or developed during regular working hours. Proprietary Information shall not include any records, data or information which are in the public domain during or after the period of service by the Executive provided the same are not in the public domain as a consequence of disclosure directly or indirectly by the Executive in violation of this Agreement.
Section 8.02.    Fiduciary Obligations. The Executive agrees that Proprietary Information is of critical importance to the Company and a violation of this Section 8.02 and Section 8.03 would seriously and irreparably impair and damage the Company's business. The Executive agrees that he shall keep all Proprietary Information in a fiduciary capacity for the sole benefit of the Company.
Section 8.03.    Non-Use and Non-Disclosure. The Executive shall not during the Term or at any time thereafter (a) disclose, directly or indirectly, any Proprietary Information to any person other than the Company, executives thereof, other employees of the Company who, at the time of such disclosure, in the reasonable judgment of the Executive, need to know such Proprietary Information, or such other persons to whom the Executive has been specifically instructed to make disclosure by the Company, and in all such cases only to the extent required in the course of the Executive's service to the Company or (b) use any Proprietary Information, directly or indirectly, for his own benefit or for the benefit of any other person or entity. At the termination of his employment, the Executive shall deliver to the Company all notes, letters, documents and records which may contain Proprietary Information which are then in his possession or control and shall destroy any and all copies and summaries thereof.

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Section 8.04.    Assignment of Inventions. The Executive agrees to assign and transfer to the Company or its designee, without any separate remuneration or compensation, his entire right, title and interest in and to all Inventions in the Field (as defined below), together with all United States and foreign rights with respect thereto, and at the Company's expense to execute and deliver all appropriate patent and copyright applications for securing United States and foreign patents and copyrights on Inventions in the Field and to perform all lawful acts, including giving testimony, and to execute and deliver all such instruments that may be necessary or proper to vest all such Inventions in the Field and patents and copyrights with respect thereto in the Company, and to assist the Company in the prosecution or defense of any interference which may be declared involving any of said patent applications, patents, copyright applications or copyrights. For the purposes of this Agreement, the words “Inventions in the Field” shall include any discovery, process, design, development, improvement, application, technique, or invention, whether patentable or copyrightable or not and whether reduced to practice or not, conceived or made by the Executive, individually or jointly with others (whether on or off the Company's premises or during or after normal working hours) while in the employ of the Company, and which was or is related to the Business of the Company or any of its subsidiaries, or which resulted or results from any work performed by any Executive or agent thereof during the Term.
Section 8.05.    Return of Documents. All notes, letters, documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its affiliates and any copies, in whole or in part, thereof (collectively, the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Company or its designee may specify, all Documents then in the Executive's possession or control.
Section 9.    Restrictions on Activities of the Executive
Section 9.01.    Acknowledgments. The Executive and Company agree that he is being employed hereunder in a key capacity with the Company and that the Company is engaged in a highly competitive business and that the success of the Company's business in the marketplace depends upon its goodwill and reputation for quality and dependability. The Executive and Company further agree that reasonable limits may be placed on his ability to compete against the Company as provided herein to the extent that they protect and preserve the legitimate business interests and good will of the Company.
Section 9.02.    General Restrictions.
(a)    During the Term and for the Non‑Competition Period (as defined below), and during any time the Executive is receiving severance payments under this Agreement, the Executive will not (anywhere in the United States where the Company or any of its subsidiaries then conducts business) engage or participate in, directly or indirectly, as principal, agent, employee, employer, consultant, investor or partner, or assist in the management of, or provide advisory or other services to, or own any stock or any other ownership interest in, or make any financial investment in, any business which is Competitive with the Company (as defined

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below); provided that the ownership of not more than 2% of the outstanding securities of any class listed on an exchange or regularly traded in the over-the-counter market shall not constitute a violation of this Section 9.02. For purposes of this Agreement, a business shall be considered “Competitive with the Company” only if it offers products or provides services related to negotiating reinsurance transactions or engages in any other business the Company and/or its affiliates are engaged in or have taken steps to be engaged in prior to Executive's termination of employment.
(b)    For purposes of this Agreement, the “Non-Competition Period” shall mean the longer of (i) the Term (ii) a period of twelve (12) consecutive months after the Executive's employment terminates and (iii) the period during which the Company is paying any amounts to the Executive hereunder or otherwise providing benefits to the Executive.
Section 9.03.    Executives, Customers and Suppliers.
(a)    During the Term and the Non-Solicitation Period (as defined below), the Executive will not solicit, or attempt to solicit, any officer, director, consultant or Executive of the Company or any of its subsidiaries or affiliates to leave his or her engagement with the Company or such subsidiary or affiliate nor will he call upon, solicit, divert or attempt to solicit or divert from the Company or any of its affiliates or subsidiaries any of their customers, agents or suppliers, or potential customers, agents or suppliers that the company has solicited within twenty-four (24) months prior to the the Executive's termination of employment; provided, however, that nothing in this Section 9.03 shall be deemed to prohibit the Executive from calling upon or soliciting a customer, agent or supplier during the Non-Solicitation Period if such action relates solely to a business which is not Competitive with the Company; and provided, further, however, that nothing in this Section 9.03 shall be deemed to prohibit the Executive (i) from soliciting or hiring any employee of the Company or any of its subsidiaries or affiliates, if such employee is a member of the Executive's immediate family; and (ii) from placing advertisements in newspapers or other media of general circulation advertising employment opportunities and hiring persons who respond to such advertisements, provided that they were not otherwise solicited by the Executive in violation of this section.
(b)    For purposes of this Agreement, the “Non-Solicitation Period” shall mean the longer of (i) the Term (ii) a period of twelve (12) consecutive months after the Executive's employment terminates and (iii) the period during which the Company is paying any amounts to the Executive hereunder or otherwise providing benefits to the Executive.
Section 9.04.    THE EXECUTIVE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS AND ABILITIES HE OR SHE POSSESSES AT THE TIME OF COMMENCEMENT OF EMPLOYMENT HEREUNDER ARE SUFFICIENT TO PERMIT HIM OR HER, IN THE EVENT OF TERMINATION OF HIS OR HER EMPLOYMENT HEREUNDER, TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF WITHOUT VIOLATING ANY PROVISION OF SECTION 8 OR 9 HEREOF, FOR EXAMPLE, BY USING SUCH KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A NON‑COMPETITOR.

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Section 10.    Remedies. It is specifically understood and agreed that any breach of the provisions of Section 8 or 9 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated. Neither the right to obtain such relief nor the obtaining of such relief shall be exclusive or preclude the Company from any other remedy.
Section 11.    Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.
Section 12.    Notices. All notices hereunder, to be effective, shall be in writing and shall be delivered by hand or mailed by certified mail, postage and fees prepaid, as follows:
If to the Company:    Fortegra Financial Corporation
100 West Bay Street
PO Box 44130
Jacksonville, Florida 32231-4130
Facsimile No: (904) 354-4525
Attention: Chief Executive Officer
With a copy to:    Fortegra Financial Corporation
100 West Bay Street
PO Box 44130
Jacksonville, Florida 32231-4130
Facsimile No: (904) 354-4525
Attention: General Counsel

If to the Executive:    Igor Best-Devereux
1075 N. Oak Forest Road
Salt Lake City, Utah 84103

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 12.
Section 13.    Miscellaneous.
Section 13.01.    Amendment. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings

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and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.
Section 13.02.    Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of any such successor in interest to the Company. Neither this Agreement nor any of the rights, duties or obligations of the Executive shall be assignable by the Executive, nor shall any of the payments required or permitted to be made to the Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. This Agreement shall not be terminated by the merger or consolidation of the Company with any corporate or other entity or by the transfer of all or substantially all of the assets of the Company to any other person, corporation, firm or entity. However, all rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive hereunder shall be paid, in the event of the Executive's death, to the Executive's estate, heirs or representatives.
Section 13.04.    Waiver of Breach. A waiver by the Company or the Executive of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.
Section 13.05.    Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements among the parties.
Section 13.06.    Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to the Executive hereunder any federal, state, local, or foreign withholding or other taxes or charges which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.
Section 13.07.    Captions. Captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.
Section 13.08.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.
Section 13.09.    Governing Law. This Agreement shall be construed under and enforced in accordance with the internal laws of the State of Florida.
Section 13.10.    Application of Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each payment hereunder is designated as a separate payment. If the Company determines that the Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of the Executive's Separation, then (i) any payments under Section 7, to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after the Executive's Separation and (ii) the

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installments that otherwise would have been paid during the first six months after the Executive's Separation will be paid in a lump sum when the severance payments commence.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of the day and year first above written.
FORTEGRA FINANCIAL CORPORATION
By:    /s/ Walter Mascherin
Name:    Walter Mascherin
Title:    Chief Financial Officer

EXECUTIVE
/s/ Igor Best-Devereux
Name: Igor Best-Devereux

[Signature Page to Executive Employment and Non-Competition Agreement]

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Schedule A

Annual Parameters

Base Salary will be set at $289,200 Per Year and as defined in Section 4(a) of the EXECUTIVE EMPLOYMENT AND NON‑COMPETITION AGREEMENT attached hereto.

Annual Bonus will be determined as provided below and as defined in Section 4(b) of the EXECUTIVE EMPLOYMENT AND NON‑COMPETITION AGREEMENT attached hereto. The Executive shall be entitled to an Annual Bonus based on the achievement of certain financial targets by the Company and individual performance metrics. The financial targets and individual performance metrics will be adjusted each year of the Term as recommended and approved by the Chief Executive Officer of the Company and as approved by the Board of Directors. The financial targets and individual performance metrics will be communicated to Executive as early in the year as possible.